Exhibit 99.1

UNWIRED PLANET APPOINTS ERIC VETTER AS

CHIEF FINANCIAL OFFICER & CHIEF ADMINISTRATIVE OFFICER

Announces Changes to Board of Directors

RENO, NV – November 7, 2012 – Unwired Planet, (Nasdaq: UPIP), today announced that Eric Vetter has been appointed Chief Financial Officer and Chief Administrative Officer of Unwired Planet.

“Eric brings more than 20 years of financial and general management expertise, including significant experience in an intellectual property-based business,” said Mike Mulica Chief Executive Officer of Unwired Planet. “With deep roots in Reno, he cements our headquarters relocation to Nevada. We believe he will continue to drive the operational momentum we have built in establishing Unwired Planet’s significant presence as an intellectual property company.”

Most recently, Mr. Vetter was a consultant to Aristocrat Technologies where he was responsible for reviewing the company’s strategic planning and cost saving initiatives. From 2000 to 2011 he was with International Game Technology, serving in a variety of roles including Senior Vice President of Finance and Accounting for the $2B Gaming Group Division, with responsibility for Operational Finance and Accounting, M&A, Treasury and Business Development. Mr. Vetter replaces Anne Brennan, who resigned effective November 7, 2012, will remain a consultant to the Company to ensure a smooth transition of responsibilities, including support through fiscal year 2013 filings.

“We would like to thank Anne Brennan for 11 years of service to the Company, including driving and organizing the change of Openwave into Unwired Planet. Anne’s judgment, experience and leadership have been invaluable and she will be missed as we complete the move to Reno,” continued Mr. Mulica.

The Company also announced today that Brian Beattie has resigned from the Board, and, as announced on March 22, 2012, Jerry Held and David Nagel resigned from the Board. The resignations are effective as of the Annual Meeting of Shareholders on November 6, 2012.

As a result of these changes, Mark Jensen was appointed chairman of the audit committee and Henry Nothhaft assumed the chair of the compensation committee.

About Unwired Planet

Unwired Planet (NASDAQ: UPIP) is the inventor of the mobile internet. Unwired Planet established many of the foundational patents that allow mobile devices to connect to the Internet. Over the years, the company has amassed a patent portfolio of approximately 200 issued US and foreign patents and approximately 75 pending applications, many of which are considered foundational to mobile communications, and span smart devices, cloud technologies and unified messaging.

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